For immediate release

Trico Marine Services Reports Third Quarter 2007 Earnings with Record Charter Hire Revenues

HOUSTON, October 31, 2007 /Marketwire/ -- Trico Marine Services, Inc. (NASDAQ: TRMA - News) (the “Company” or “Trico”) today announced its financial results for the quarter ended September 30, 2007 reporting quarterly net income of $13.2 million or $0.87 per share (diluted) significantly higher than the second quarter 2007 net income of $4.4 million or $0.29 per share (diluted).  Charter hire revenues for the third quarter of 2007 were $68.5 million, a record high for the Company, up 18% from $57.9 million in the prior quarter.

Summary Results

(In thousands, except per share data and day rates)
	For the three months	For the three months
	ended	ended
	September 30, 2007	June 30, 2007
Charter hire revenues	$68,525	$57,899
Operating income	22,310	5,291
Net income	13,177	4,434
Diluted EPS	$0.87	$0.29

Day Rates:
Supply / Anchor Handling (North Sea class)	$27,747	$23,885
Supply Vessels (Gulf class) (1)	9,723	9,724

Utilization:
Supply / Anchor Handling (North Sea class)	94%	86%
Supply Vessels (Gulf class) (1)	84%	74%

(1) Excludes five vessels transferred to EMSL Joint Venture that are on bareboat charters.

Third Quarter Results

Charter hire revenues increased by $10.6 million compared to the second quarter of 2007, primarily due to higher day rates for Trico’s North Sea class vessels, and also higher utilization for those vessels as a result of less time completing maintenance and classification (M & C) requirements.  Rates for AHTS vessels in the third quarter continued to be robust at an average rate of $39,986 per day.

Direct vessel operating expenses decreased $7.6 million in the third quarter of 2007, down over 20% compared with the prior quarter primarily due to reduced M & C costs on North Sea class vessels.  In the third quarter, M&C work was completed on two North Sea class vessels, compared to four in the prior quarter.

In addition, general and administrative (G&A) expenses increased in comparison to the second quarter by $2.2 million primarily due to changes to the Company’s executive management team.

3200 SOUTHWEST FREEWAY  -  SUITE 2950  -  HOUSTON, TEXAS 77027  -  (713)780-9926  -  FAX (713)780-0062

Joseph S. Compofelice, Trico’s Chairman and CEO commented, “Trico’s quarterly results were in line with our expectations and reflect significant improvements in utilization and cost control over the second quarter of this year during which the higher number of dry dockings increased vessel operating expenses and reduced utilization in the North Sea market.”

Mr. Compofelice continued, “Looking ahead, activity levels remain strong in the North Sea, West Africa and Mexico.  In our U.S. Gulf of Mexico market, rates and activity levels started to weaken late in the third quarter and the Company announced the redeployment of four Gulf class vessels to international markets, where prospects for long term contracts and predictable cash flows are in line with our strategic objectives.  This move reflects our philosophy of pursuing longer term cash flows in higher growth markets whenever possible.  We will continue to focus on expanding our international footprint while managing our operating and overhead costs.  Our strong balance sheet provides us the opportunity to pursue strategic opportunities that involve long term contracts for service offerings reflective of higher growth markets such as subsea and other specialized markets as well as other opportunities that will bring long term value to all Trico shareholders.”

For the period October 1 through October 26, 2007, day rates for North Sea class vessels averaged $31,092 with utilization of 89% while day rates for our Gulf class supply vessels averaged $9,396 with utilization of 73%, or 75% for actively marketed vessels.

Stock Repurchase Program

In July 2007, the Company’s Board of Directors authorized the repurchase of up to $100 million of the company’s common stock in open-market transactions including block purchases or in privately negotiated transactions.

During the third quarter the Company repurchased approximately 570,000 shares of its common stock for $17.6 million at an average price of $30.87 per share.  Of this amount, pursuant to our agreement with the Company’s largest shareholder, Kistefos AS, the Company repurchased a total of 114,000 shares of its common stock during this period from Kistefos.

Conference Call Information

Trico has scheduled a conference call to review third quarter 2007 results on November 1, 2007 at 8:30 a.m. eastern time.  To participate in the conference call, callers in the United States and Canada can dial (877) 502-9272 and international callers can dial (913) 981-5581.  The Conference I.D. for callers is 1936094.

The call will be available for replay approximately one hour after the call is completed until November 14, 2007.  For callers in the United States and Canada, the toll-free number for the replay is (888) 203-1112.  For international callers the number is (719) 457-0820.  The Conference I.D. for all callers to access the replay is 1936094.

About Trico

Trico provides a broad range of marine support services to the oil and gas industry, primarily in the North Sea, Gulf of Mexico, West Africa and Southeast Asia.  The services provided by the Company’s diversified fleet of vessels include the transportation of drilling materials, supplies and crews to drilling rigs and other offshore facilities; towing drilling rigs and equipment from one location to another; and support for the construction, installation, repair and maintenance of offshore facilities.  Trico is headquartered in Houston, Texas.

Please visit the Company’s website at http://www.tricomarine.com for additional information.

Certain statements in this press release that are not historical fact may be "forward looking statements."  Actual events may differ materially from those projected in any forward-looking statement.  There are a number of important factors involving risks and uncertainties beyond the control of the Company that could cause actual events to differ materially from those expressed or implied by such forward-looking statements.  A description of risks and uncertainties relating to Trico Marine Services, Inc. and its industry and other factors, which could affect the Company's results of operations or financial condition, are included in the Company's Securities and Exchange Commission filings.  Trico undertakes no obligation to publicly update or revise any forward-looking statements to reflect events or circumstances that may arise after the date of this report.

Contact info:

Geoff Jones

VP & Chief Financial Officer

(713) 780-9926

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands, except share and per share amounts)

	Three months	Three months
	ended	ended
	September 30, 2007	June 30, 2007
Revenues:
Charter hire	$68,525	$57,899
Other vessel income	1,921	811
Total revenues	70,446	58,710
Operating expenses:
Direct vessel operating expenses and other	29,367	36,975
General and administrative	12,561	10,350
Depreciation and amortization expense	6,209	6,114
Gain on sales of assets	(1)	(20)
Total operating expenses	48,136	53,419
Operating income	22,310	5,291
Interest expense	(1,106)	(1,040)
Amortization of deferred financing costs	(208)	(206)
Interest income	4,127	3,981
Other income (loss), net	(2,091)	(618)
Income before income taxes and noncontrolling
interest in loss of consolidated subsidiary	23,032	7,408
Income tax expense	9,906	3,472
Income before noncontrolling interest in loss of
consolidated subsidiary	13,126	3,936
Noncontrolling interest in loss of consolidated subsidiary	51	498
Net income	$13,177	$4,434
Basic income per common share:
Net income	$0.90	$0.30
Average common shares outstanding	14,561,711	14,714,433
Diluted income per common share:
Net income	$0.87	$0.29
Average common shares outstanding	15,133,175	15,436,810

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF INCOME

(UNAUDITED)

(In thousands)

	Nine months	Nine months
	ended	ended
	September 30, 2007	September 30, 2006
Revenues:
Charter hire	$187,091	$177,421
Other vessel income	4,034	4,404
Total revenues	191,125	181,825
Operating expenses:
Direct vessel operating expenses and other	97,751	78,352
General and administrative	30,059	19,688
Depreciation and amortization expense	17,789	18,774
Insurance recovery from a loss on assets held for sale	-	(605)
Loss on assets held for sale	-	3,185
Gain on sales of assets	(2,858)	(1,332)
Total operating expenses	142,741	118,062
Operating income	48,384	63,763
Interest expense	(2,929)	(1,163)
Amortization of deferred financing costs	(564)	(133)
Interest income	10,827	2,653
Other income (loss), net	(3,401)	1,340
Income before income taxes and noncontrolling
interest in loss of consolidated subsidiary	52,317	66,460
Income tax expense	22,322	24,927
Income before noncontrolling interest in loss of
consolidated subsidiary	29,995	41,533
Noncontrolling interest in loss of consolidated subsidiary	2,200	805
Net income	$32,195	$42,338
Basic income per common share:
Net income	$2.19	$2.90
Average common shares outstanding	14,719,163	14,614,919
Diluted income per common share:
Net income	$2.10	$2.79
Average common shares outstanding	15,346,571	15,174,006

	For the Period from October 1, 2007 through October 26, 2007	Three months ended		Nine months ended
		September 30, 2007	June 30, 2007	September 30, 2007	September 30, 2006
PSV/AHTS (North Sea class)(1)	$31,092	$27,747	$23,885	$25,426	$19,177
Supply (Gulf class)(2)	9,396	9,723	9,724	9,722	11,189
Crew/line handling	5,904	5,885	5,996	5,727	4,557
Utilization:
PSV/AHTS (North Sea class)	89%	94%	86%	91%	93%
Supply (Gulf class)(2)(3)	73%	84%	74%	76%	66%
Crew/line handling	80%	81%	75%	80%	87%
Average Number of Vessels:
PSV/AHTS (North Sea class)	16.0	16.0	16.0	16.0	16.0
Supply (Gulf class)	36.0	36.0	38.5	38.6	44.4
Crew/line handling	7.0	7.0	7.0	7.3	9.0

(1)     Anchor handling, towing and supply vessels.

(2)     Effective May 2007, five of our Gulf class supply vessels entered into bareboat contracts which decreased average supply vessel day rates.  Including the five vessels under bareboat agreements, our average day rates were $7,985, $8,429, $8,976, $8,994 and $11,189 with utilization of 76%, 86%, 75%, 77% and 66% for the period from October 1, 2007 through October 26, 2007 and the three month period ended September 30, 2007, the three month period ending June 30, 2007, and the nine month periods ended September 30, 2007 and 2006, respectively.

(3)     Stacked vessels for the Gulf supply vessel class are included in the average number of vessels and the calculation of utilization.  Excluding stacked vessels, our utilization was 75%, 87%, 81%, 83% and 89%, for the period from October 1, 2007 through October 26, 2007 and the three month period ended September 30, 2007, the three month period ended June 30, 2007, and the nine month periods ended September 30, 2007 and 2006, respectively.

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In thousands)

	(Unaudited)
ASSETS	September 30, 2007	December 31, 2006
Current assets:
Cash and cash equivalents	$271,598	$114,173
Available for sale securities	46,326	2,475
Restricted cash	4,186	716
Accounts receivable, net	64,961	58,787
Prepaid expenses and other current assets	3,575	4,036
Assets held for sale	2,224	3,048
Total current assets	392,870	183,235
Property and equipment:
Land and buildings	2,010	1,995
Marine vessels	285,445	256,125
Construction-in-progress	28,192	15,876
Transportation and other	3,851	2,328
	319,498	276,324
Less accumulated depreciation and amortization	65,526	44,476
Net property and equipment	253,972	231,848
Restricted cash - noncurrent	3,770	11,842
Other assets	14,966	8,397
Total assets	$665,578	$435,322
LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Short-term and current maturities of debt	$3,258	$1,258
Accounts payable	14,128	11,055
Accrued expenses	19,958	14,590
Accrued insurance reserve	2,678	3,062
Accrued interest	1,160	110
Income taxes payable	1,916	2,092
Total current liabilities	43,100	32,167
Long-term debt, including premiums	157,931	8,605
Deferred income taxes	84,330	63,327
Other liabilities	3,624	3,575
Total liabilities	288,985	107,674
Noncontrolling interest	13,110	15,310
Commitments and contingencies	-	-
Stockholders' equity:
Preferred stock, $.01 par value	-	-
Common stock, $.01 par value	150	148
Warrants - Series A	1,646	1,646
Warrants - Series B	633	634
Additional paid-in capital	245,166	231,218
Retained earnings	110,875	78,824
Treasury Stock, at cost	(17,604)	-
Pension and postretirement, net of taxes of $0.3 million	(769)	(708)
Cumulative foreign currency translation adjustment	23,388	576
Total stockholders' equity	363,483	312,338
Total liabilities and stockholders' equity	$665,578	$435,322

TRICO MARINE SERVICES, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(UNAUDITED)

(In thousands)

	Nine Months Ended September 30, 2007	Nine Months Ended September 30, 2006
Net income	$32,195	$42,338
Adjustments to reconcile net income to net cash provided by
operating activities:
Depreciation and amortization	18,273	18,884
Amortization of deferred revenues	(663)	(3,709)
Deferred income taxes	19,264	22,961
Gain on sales of assets	(2,858)	(1,332)
Impairment on assets held for sale	-	3,185
Provision for doubtful accounts	424	1,204
Stock compensation expense	3,191	1,558
Noncontrolling interest in loss of consolidated subsidiary	(2,200)	(805)
Change in operating assets and liabilities:
Accounts receivable	(2,679)	(13,574)
Prepaid expenses and other current assets	581	(449)
Accounts payable and accrued expenses	6,774	6,564
Other, net	(1,973)	(1,728)
Net cash provided by operating activities	70,329	75,097
Cash flows from investing activities:
Purchases of property and equipment	(18,573)	(12,179)
Proceeds from sales of assets	4,554	2,795
Sales of available-for-sale securities	(67,530)	-
Purchase of available-for-sale securities	23,679	-
Increase (decrease) in restricted cash	4,713	(4,324)
Net cash used in investing activities	(53,157)	(13,708)
Cash flows from financing activities:
Net proceeds from issuance of common stock	1,810	608
Proceeds from issuance of debt	152,000	15,878
Debt issuance cost	(4,804)	-
Repayment of debt	(629)	(47,405)
Purchases of treasury stock, at cost	(17,604)	-
Contributions from non-controlling interest	-	20,910
Net cash provided by financing activities	130,773	(10,009)
Effect of exchange rate changes on cash and cash equivalents	9,480	(1,780)
Net increase in cash and cash equivalents	157,425	49,600
Cash and cash equivalents at beginning of period	114,173	51,218
Cash and cash equivalents at end of period	$271,598	$100,818